Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lakeland Bancorp, Inc.:
We consent to the incorporation by reference in the registration statements of Lakeland Bancorp, Inc. and subsidiaries (the Company) on Forms S-3 (No. 333-237440, effective March 27, 2020) and S-8 (No. 333-225754, effective June 20, 2018; No. 333-189059, effective June 3, 2013; and No. 333-159664, effective June 2, 2009) of the Company, of our reports dated March 8, 2021, with respect to the consolidated balance sheets of Lakeland Bancorp, Inc. as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of the Company.
Our report refers to a change in the Company’s method of accounting for the recognition and measurement of credit losses as of December 31, 2020, applied retroactively to January 1, 2020, due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.

/s/ KPMG LLP

Short Hills, New Jersey
March 8, 2021